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                                                                   Exhibit 99.31



                               PROMISSORY NOTE AND
                                PLEDGE AGREEMENT

$1,515,200                                                      Toronto, Ontario
                                                                November 6, 1997
1.    PROMISE TO PAY

            FOR VALUE RECEIVED the undersigned, on and subject to the terms and conditions hereinafter set forth, hereby promises to pay to or to the order of HOLLINGER INC. (the "Corporation") the sum of $1,515,200 in lawful money of Canada on the Initial Period Expiry Date of the Series II Preference Shares of the Corporation (as defined in the share conditions attached thereto) provided that a pro rata portion of such amount shall become immediately due and payable on the disposition for cash proceeds of any of the 160,000 Series I Preference Shares or 160,000 Series II Preference Shares pledged as security for this Note. The amount of any pro rata principal repayment required because of a disposition of Series I or Series II Preference Shares shall be calculated on the basis of relative values of $4.00 and $10.00 per Series I and Series II Preference Share, respectively.

2.    INTEREST

            The principal amount outstanding hereunder from time to time shall bear interest from October 21, 1997 at a rate per annum equal to the prime rate of interest charged by Canadian Imperial Bank of Commerce from time to time plus 1/2% before and after maturity, default and judgment and until actual payment, with interest on overdue interest at the same rate. Interest shall be calculated on, and shall be due and payable in arrears on, each dividend payment date in respect of the Series I Preference Shares and Series II Preference Shares of the Corporation. The Corporation is hereby authorized to apply the dividends paid on the pledged shares (as defined below) against the interest owing hereunder by the undersigned on each dividend payment date.

3.    PREPAYMENT PRIVILEGE

            The undersigned when not in default hereunder shall have the right at any time and from time to time to pay all or any portion of the principal amount then owing upon this Note.

4.    PLEDGE OF SHARES

            The indebtedness evidenced by this Note shall be secured by the pledge to the Corporation of 160,000 Series I Preference Shares and 160,000 Series II Preference
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Shares in the capital of the Corporation (the "pledged shares"). A certificate for the pledged shares, registered in the name of The Ravelston Corporation Limited and duly endorsed in blank for transfer, has been delivered to the Corporation to be held by the Corporation pursuant to the terms hereof.

            The undersigned hereby pledges the pledged shares to the Corporation, and agrees that the pledged shares shall be held by the Corporation as continuing collateral security for the due and punctual payment to the Corporation of all monies payable under this Note in accordance with its terms and conditions. Forthwith after the corporation shall have determined:

      (a)   that there has been a default by the undersigned under the Note;

      (b) that three (3) business days have elapsed after the Corporation sent written notice of such default to the undersigned; and

      (c)   that the default has not been remedied by the undersigned;

the Corporation shall be entitled to redeem or sell all or a portion of the pledged shares at public or private sale, at the option of the Corporation. The Corporation may be the purchaser of the pledged shares (or any portion thereof) at any such sale. The Corporation shall apply the full amount received by it on such redemption or sale (less expenses) towards satisfaction of the balance owing to the Corporation by the undersigned under this Note. To the extent that the amount of such proceeds exceeds the balance owing by the undersigned under this Note, the Corporation shall pay, such excess amount to the undersigned. To the extent that the amount of such proceeds is less than the balance owing by the undersigned under this Note, the undersigned shall be obligated to pay to the Corporation forthwith the amount owing under this Note after application of such proceeds towards satisfaction of this Note.

            The undersigned shall be entitled to receive from the Corporation, as soon as may be practicable after receipt of a written request therefor, certificates representing the number of pledged shares in respect of which a principal repayment hereunder has been made.

5.    NOTICES

            Any notice required or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if mailed by registered mail, postage prepaid, telegraphed or personally delivered to the following respective addresses of the parties hereto until otherwise directed by written notice similarly given:


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          (a)     the undersigned:   c/o The Ravelston Corporation Limited
                                     10 Toronto Street
                                     Toronto, Ontario
                                     M5C 2B7

          (b)     the Corporation:   Hollinger Inc.
                                     10 Toronto Street
                                     Toronto, Ontario
                                     M5C 2B7

6.    BINDING ON SUCCESSORS AND ASSIGNS

            This agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

7.    GOVERNING LAW

            This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

            IN WITNESS WHEREOF the undersigned has executed this Promissory Note and Pledge Agreement as of the 6th day of November, 1997.




                                        ________________________________________
                                        CONRAD M. BLACK




The foregoing is hereby agreed to by the undersigned as of the 6th day of November, 1997.



HOLLINGER INC.


By: _______________________________
      Vice-President and Secretary



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